Exhibit 5.1

A&L Goodbody LLP	Dublin Belfast London New York San Francisco Palo Alto
International Financial Services Centre
25-28 North Wall Quay, Dublin 1
D01 H104
T: +353 1 649 2000
DX: 29 Dublin | www.algoodbody.com

Date	16 November 2021

Our ref	01427724

Your ref

Osmotica Pharmaceuticals plc

25-28 North Wall Quay

Dublin 1

Ireland

Osmotica Pharmaceuticals plc (the Company)

Dear Sirs

We are acting as Irish Counsel to the Company, a public limited company incorporated under the laws of Ireland (registration number 607944), in connection with the proposed registration by the Company of 5,000,000 ordinary shares of the Company, par value $0.01 per share (the Shares), pursuant to a Registration Statement on Form S-8 (the Registration Statement) to be filed by the Company under the Securities Act of 1933, as amended.

The plan and awards under which the Shares are issuable is the Osmotica Pharmaceuticals plc Amended and Restated 2018 Incentive Plan as approved by the Company's shareholders on June 17, 2021 (referred to as the Plan, including any amendments, restatements or sub-plan thereof).

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all the signatures, authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed:

1	that as of today's date and at each time Shares are issued, none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired, and that the Shares will be issued in accordance with such resolutions and authorities and the terms of the Plan;

2	that any issue of Shares pursuant to the Plan will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of the Shares of cash at least equal to the nominal value of such Shares and that where Shares are issued under the Plan without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by Section 1027 of the Companies Act 2014 of Ireland (the Act) (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by Section 82(6) and 1043 of the Act) or issued for consideration as set out in Section 1028(2) of the Act;

CE Gill • JG Grennan • PD White • VJ Power • LA Kennedy • SM Doggett • B McDermott • PV Maher • S O’Riordan • MP McKenna • KA Feeney • M Sherlock • E MacNeill • KP Allen
EA Roberts • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • AC Burke • D Widger • C Christle • S O’Croinin • JW Yarr • DR Baxter • A McCarthy • JF Whelan • JB Somerville
MF Barr • AM Curran • A Roberts • RM Moore • D Main • J Cahir • M Traynor • PM Murray • P Walker • K Furlong • PT Fahy • D Inverarity • M Coghlan • DR Francis • A Casey • B Hosty
M O’Brien • L Mulleady • K Ryan • E Hurley • G Stanley • D Dagostino • R Grey • R Lyons • J Sheehy • C Carroll • SE Carson • P Diggin • J Williams • A O’Beirne • J Dallas
SM Lynch • M McElhinney • C Owens • AD Ion • K O'Connor • JH Milne • T Casey • M Doyle • CJ Comerford • R Marron • D Berkery • K O'Shaughnessy • S O'Connor
SE Murphy • D Nangle • L Butler • A Lawler • C Ó Conluain • N McMahon • HP Brandt • A Sheridan • LM Byrne • N Cole • M Devane • D Fitzgerald • G McDonald • N Meehan
R O'Driscoll • B O'Malley

Consultants: SW Haughey • Professor JCW Wylie • AF Browne • MA Greene • AV Fanagan • C Duffy

3	that the filing of the Registration Statement with the Securities and Exchange Commission (SEC) has been authorised by all necessary actions under all applicable laws other than Irish law;

4	that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined;

5	that at the time of the grant by the board of directors of the Company (the Board), any committee of the Board, or any other duly authorised representative of the Company, of an award or other allotment and issue of a Share under the Plan, (i) that the Board will be duly constituted and remain duly constituted; or (ii) that such committee will be duly constituted and remain a duly constituted committee of the Board having the necessary powers and authorities to grant awards and issue the Shares; or (iii) in the case of an authorised representative, that such person has the necessary powers and authorities to grant awards and issue the Shares; and

6	the absence of fraud on the part of the Company and its respective officers, employees, agents and advisors.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, and provided that the Registration Statement, has become effective, we are of the opinion that the Shares have been duly authorised and, when issued (and, if required, paid for in either cash or services or otherwise) in accordance with the Plan and the options or other equity awards granted or to be granted thereunder, will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”) (except for Shares issued pursuant to deferred payment arrangements, which shall be fully paid upon the satisfaction of such payment obligations).

In rendering this opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

A&L Goodbody LLP

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